Exhibit 99.1

INVO Bioscience Enters Exclusive U.S. Licensing Agreement with Ferring Pharmaceuticals to Commercialize the Novel INVOcell™ System for Use in the Treatment of Infertility

Medford, MA, November 13, 2018 -- INVO Bioscience, Inc. (OTCQB: IVOB), developers of the INVOcell intravaginal culture (IVC) system, and Ferring Pharmaceuticals, a specialty biopharmaceutical group committed to helping people around the world build families and live better lives, announced today that the companies have entered into an exclusive U.S. commercialization rights agreement for INVOcell. Ferring will be responsible for all U.S. commercial activities for INVOcell. INVO Bioscience will be responsible for manufacturing and supplying INVOcell to Ferring for commercial sales and to obtain a five (5) day label enhancement from the FDA for the current incubation period for the product. INVO Bioscience also retains certain limited rights to establish INVO clinics that exclusively commercialize INVO cycles and will retain commercialization rights outside the U.S.

The agreement is expected to close in January 2019, subject to customary closing conditions.

“We are pleased to have reached this agreement with Ferring to commercialize INVOcell in the U.S.,” said Katie Karloff, Chief Executive Officer of INVO Bioscience. “Ferring has commercial strength and market presence within the pharmaceutical fertility market and understands the unique opportunity that INVOcell provides to revolutionize fertility treatment. Our joint mission at INVO Bioscience and Ferring is to increase access to care and expand fertility treatment across the U.S., and with Ferring we’ve found a natural partner to accomplish this goal.”

“As a leader in reproductive medicine, Ferring understands that women seeking to start or expand a family want options that suit their individual circumstances,” said Paul Navarre, CEO, Ferring Pharmaceuticals (US). “With this agreement, Ferring aims to make INVOcell, a novel technology used in the treatment of infertility, widely available as an option for women and their healthcare providers.”

INVOcell is a novel fertility treatment that uses a woman’s own body as a natural incubator for the incubation of eggs and sperm during fertilization and early embryo development. In 2015, INVOcell received US Food & Drug Administration clearance. INVOcell is the first intravaginal culture (IVC) device and is a small polystyrene capsule used for egg fertilization and embryo development using vaginal incubation. In clinical studies supporting the FDA clearance, INVOcell has shown results comparable to traditional assisted reproductive techniques.

“In my practice, an increasing number of women and couples are choosing INVOcell with favorable results," said Amber R. Cooper MD, MSCI, FACOG, Medical and IVF Practice Director of VIOS Fertility Institute St. Louis, MO. "There is a growing consensus around the need for personalized medicine in reproductive health. That Ferring and INVO Bioscience are moving to make INVOcell an available option for infertility patients across the country is very welcome news.”

In the United States, statistics show that over 1.4 million women may benefit from advanced fertility treatment. However, only approximately 130,000 people begin such treatment.1

Additional details pertaining to the agreement will be filed by INVO Bioscience with the SEC.

1 Fertility Dynamics, an independent data analytics, research and strategic advisory firm based in Washington, DC; data on file

About INVO Bioscience

INVO Bioscience is a medical device company focused on creating simplified treatments for patients diagnosed with infertility. Our solution, the INVO Procedure, is a disruptive new technology. The INVO Procedure is a revolutionary in vivo method of vaginal incubation that offers patients a more natural and intimate experience. Our lead product, the INVOcell, is a patented medical device used in infertility treatment and is considered an Assisted Reproductive Technology (ART). The INVOcell is the first Intravaginal Culture (IVC) system in the world used for the natural in vivo incubation of eggs and sperm during fertilization and early embryo development. Our mission is to increase access to care and expand fertility treatment across the globe with a goal to lower the cost of care and increase availability of care. For more information, please visit https://invobioscience.com.

For Safety and Efficacy information:
https://invobioscience.com/wp-content/uploads/2016/03/INVO_IFU_Instructions_for_use.pdf

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, please contact

Kathleen Karloff, CEO

978-878-9505 ext. 504

kkarloff@invobio.com